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                                                                     EXHIBIT 8.1


          [WINSTEAD LETTERHEAD]




                                 June 21, 2001



Board of Directors
XTO Energy Inc.
810 Houston Street, Suite 2000
Fort Worth, Texas 76102

Gentlemen:

     We have acted as special tax counsel to XTO Energy Inc., a Delaware corporation, formerly named Cross Timbers Oil Company (the "Company"), in connection with the proposed sale of Units of the Cross Timbers Royalty Trust, an express trust created under the laws of the State of Texas (the "Trust") by the Company as described in the Registration Statement on Form S-3 (Registration No. 333-56983) and the prospectus included as part of such Registration Statement (the "Prospectus"), filed with the Securities and Exchange Commission on June 16, 1998, as amended by Pre-Effective Amendment No. 1 thereto filed on October 6, 2000, and Pre-Effective Amendment No. 2 thereto filed on June 21, 2001. In connection with such representation, we have reviewed the following documents: (i) the amended and restated trust indenture (the "Trust Indenture"), dated January 13, 1992, which amended the original trust indenture, dated February 12, 1991, among South Timbers Limited Partnership, West Timbers Limited Partnership, North Timbers Limited Partnership, East Timbers Limited Partnership, Hickory Timbers Limited Partnership and Cross Timbers Partners, L.P., predecessors of the Company, as trustors, and NCNB Texas National Bank, Fort Worth, a predecessor of Bank of America, as trustee (the "Trustee"); (ii) two Net Overriding Royalty Conveyances conveying net overriding royalty interests in Texas properties from the Company predecessors to the Trust; (iii) two Net overriding royalty conveyances conveying net overriding royalty interests in Oklahoma properties from the Company predecessors to the Trust;
(iv) the Net Overriding Royalty Conveyance, conveying net overriding royalty interests in New Mexico properties from the Company predecessors to the Trust (collectively, the "Conveyances"); and (v) the Prospectus.

     We have been requested to furnish our opinion as to the material federal income tax consequences of the formation and operation of the Trust. Our opinion is limited to the federal income tax matters stated herein as of the date hereof, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We express no opinion as to the impact of the tax laws of any state on an investment in the Trust.

     In rendering the following opinion, we have assumed the authenticity of all documents reviewed by us purporting to be originals and the conformity with the originals of documents purporting to be copies. We have assumed that the Trust Indenture and the Conveyances, at the
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Board of Directors
June 21, 2001
Page 2

time of delivery, were duly authorized, executed and delivered by the parties thereto. We have also assumed that all representations and warranties (other than as to the subject matter expressed herein) made by each of the parties to the Underwriting Agreement among the Company, the Trust and the Underwriter(s), the Trust Indenture, and the Conveyances were and are true, correct and complete, and have relied upon said representations and warranties for the purposes hereof.

     Based on the foregoing, we confirm that the statements set forth under the caption "Federal Income Tax Consequences" in the Prospectus, insofar as such statements set forth legal conclusions and summaries of legal matters, are accurate in all material respects, subject to the qualifications stated therein.

     Our opinion is based on the Internal Revenue Code of 1986, as amended, the presently effective regulations thereunder, reported judicial decisions and published revenue rulings and other administrative interpretations as of the date hereof. It may be modified as a result of subsequent legislation, regulations or other administrative or court interpretations, any of which could be retroactive in effect. Our opinion is not binding on the Internal Revenue Service ("IRS") or the courts, and no assurance can be given that the IRS will not challenge the tax treatment described in the Prospectus or that, if it does, such challenge would not be successful.

     We hereby consent to the use of our name in the Registration Statement and under the caption "Federal Income Tax Consequences" in the Prospectus and consent to the filing of this opinion as an Exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ Winstead Sechrest & Minick

                              WINSTEAD SECHREST & MINICK P.C.


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